GREENMAN TECHNOLOGIES COMPLETES ACQUISITION OF
                          BFI TIRE RECYCLING OPERATIONS


         LYNNFIELD, Mass., July 7, 1997 -- GreenMan Technologies,  Inc. (NASDAQ:
GMTI, BSE: GMY) announced today that it has completed the acquisition of BFI Tire Recyclers of Minnesota, Inc. (Savage, MN) and BFI Tire Recyclers of Georgia, Inc. (Jackson, GA) from Browning-Ferris Industries of Houston, Texas ("BFI"). These operations bring to GreenMan approximately $8 million in profitable annual revenues and the addition of high-volume scrap tire collection and processing capabilities.

         Under the terms of the Agreement, GreenMan paid a total of approximately $5.4 million for all of the outstanding common stock of the two BFI tire recycling subsidiaries; while BFI retained substantially all of the fixed liabilities of the two subsidiaries. This purchase price is subject to reduction, within 45 days, based upon completion of a final determination of accounts receivable and inventory as of June 30, 1997. GreenMan has paid BFI $650,000 in cash, and the balance is in the form of a 90-day note payable. The Company anticipates refinancing the note through traditional asset-based financing, as this is an asset-rich transaction.

         As new GreenMan subsidiaries, these businesses will operate as GreenMan Technologies of Minnesota, Inc. and GreenMan Technologies of Georgia, Inc.; and will continue to provide the same level of quality and service that customers of BFI Tire Recyclers of Minnesota and Georgia have come to expect. While servicing existing and new customers, these operations will also expand to meet the internal raw- material needs of GreenMan's growing operations.

         Maury Needham, GMTI's CEO, stated: "This acquisition establishes GreenMan as a major player in the tire recycling industry in the United States. The operations represent two solid, well-established businesses with seasoned management teams, signifying a reliable and cost effective source of raw material for the Company's operations."

         Joseph Levangie, GMTI's CFO, stated: "In addition to nearly tripling GreenMan's current revenues, this acquisition eliminates our "Take or Pay" obligation under the pre-existing agreement with BFI Tire Recyclers of Georgia -- reducing costs by $24.0 million over the twenty-year term of that arrangement."




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PAGE 2.   PRESS RELEASE:    GREENMAN TECHNOLOGIES COMPLETES ACQUISITION OF BFI
                            TIRE RECYCLING OPERATIONS


         GreenMan Technologies, Inc. manufactures and markets "environmentally friendly" rubber and plastic-based products for sale to consumer and industrial end-user markets. GreenMan's products are made using the Company's GEM-Stock materials, made from recycled plastics and rubber from tires. Through its DuraWear subsidiary, the Company manufactures and markets wear-resistant ceramic, polymer composite and alloy steel products for bulk material handling systems. Through its tire recycling division comprised of GreenMan Technologies of Minnesota, Inc. and GreenMan Technologies of Georgia, Inc., the Company provides scrap tire collection services and markets tire chips to the Tire Derived Fuel ("TDF") and crumb rubber markets.

         With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors, which are outside the control of the Company.

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